Exhibit 2.1

EQUITY EXCHANGE AGREEMENT

among

PEGASUS TECHNOLOGIES, INC.

K-FUEL, L.L.C.

KFx INC.

KENNECOTT ENERGY COMPANY

and

KENNECOTT ALTERNATIVE FUELS INC.

dated November 7, 2003

1.	DEFINITIONS

2.	EXCHANGE TRANSACTION; RELATED TRANSACTIONS

	2.1	Exchange Transaction	9

	2.2	Related Transactions	10

	2.3	Allocation of Consideration; Tax Filings	10

3.	CLOSING; DELIVERY

	3.1	Closing	11

	3.2	Payment; Delivery	11

4.	REPRESENTATIONS AND WARRANTIES OF PEGASUS AND KFx

	4.1	Organization, Good Standing and Qualification	11

	4.2	Articles of Incorporation and Bylaws; Records	11

	4.3	Capitalization	12

	4.4	Authorization; Binding Obligations	13

	4.5	Non-Contravention; Consents	13

	4.6	Financial Statements	14

	4.7	Compliance With Legal Requirements	15

	4.8	Governmental Authorizations	15

	4.9	Proprietary Rights	15

	4.10	Proceedings; Orders	16

	4.11	Title to Assets	17

	4.12	Material Contracts	18

	4.13	Employees	19

	4.14	Receivables; Major Customers	20

	4.15	Major Suppliers	20

	4.16	Tax Matters	21

	4.17	Securities Laws Compliance; Registration Rights	22

	4.18	Finders and Brokers	22

	4.19	Environmental Compliance	22

	4.20	Warranties; Indemnification	23

	4.21	Insurance	23

	4.22	Related Party Transactions	23

	4.23	Absence of Changes	24

i

	4.24	Benefit Plans; ERISA	25

	4.25	Bank Accounts; Powers of Attorney	27

	4.26	Affiliated Assets	27

	4.27	KFx Debt	27

	4.28	Computer Associates	27

	4.29	KFx Organization, Good Standing and Qualification	27

	4.30	KFx Authorization; Binding Obligations	28

	4.31	Ownership of Pegasus Shares	28

	4.32	KFx Non-Contravention; Consents	28

	4.33	KFx Securities Representations	29

	4.34	Pegasus	29

	4.35	Full Disclosure	29

5.	REPRESENTATIONS AND WARRANTIES OF KAF AND KENNECOTT

	5.1	KAF Organization and Good Standing	30

	5.2	KAF Requisite Power and Authority	30

	5.3	KAF Non-Contravention ; Consents	30

	5.4	Ownership of Membership Interests	31

	5.5	Kennecott Organization and Good Standing	31

	5.6	Kennecott Requisite Power and Authority	31

	5.7	Kennecott Non-Contravention; Consents	31

	5.8	Proceedings; Orders	32

	5.9	Kennecott Investment Representations	32

	5.10	Finders and Brokers	32

	5.11	Full Disclosure	33

	5.12	K-Fuel	33

6.	COVENANTS OF PEGASUS AND KFx

	6.1	Access and Investigation	33

	6.2	Operation of Business	34

	6.3	Filings and Consents	36

	6.4	Notification; Updates to Disclosure Schedule	36

	6.5	Commercially Reasonable Efforts	37

	6.6	Confidentiality; No Shop	37

	6.7	Existing Plans	38

7.	CONDITIONS PRECEDENT TO KENNECOTT’S AND KAF’s OBLIGATIONS

	7.1	Representations and Warranties	38

	7.2	Execution of Agreement and Transaction Agreements	39

	7.3	Amended and Restated Articles of Incorporation	39

	7.4	Amended and Restated Bylaws	39

	7.5	No Material Adverse Change	39

	7.6	Consents, Permits, Waivers and Approvals	39

	7.7	KFx Waiver	39

	7.8	Pavilion Waiver	39

	7.9	Radl Group Contribution Acknowledgement Agreements	39

	7.10	Waivers of Right of First Refusal	39

	7.11	Service Mark Assignments	39

	7.12	Termination Agreement	40

	7.13	Post-Closing Services Agreement	40

	7.14	Director Resignations	40

	7.15	All Proceedings to be Satisfactory	40

	7.16	Corporate Documents	40

	7.17	Election of Directors	41

	7.18	Release of Lien	41

	7.19	Compliance Certificate	41

	7.20	Kennecott License Agreement	41

	7.21	Delivery of Legal Opinion	41

8.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PEGASUS AND KFx

	8.1	Representations and Warranties	41

	8.2	Execution of Agreement and Transaction Agreements	41

	8.3	Corporate Documents	41

	8.4	Election of Directors	42

	8.5	Resignation of Member Representatives	42

	8.6	Compliance Certificate	42

	8.7	Delivery of Legal Opinion	42

9.	INDEMNIFICATION, ETC

	9.1	Survival of Representations and Covenants	42

	9.2	Indemnification by KFx	43

	9.3	Indemnification by Kennecott	43

	9.4	Limitations	44

	9.5	No Contribution	44

	9.6	Indemnification Procedures	45

10.	MISCELLANEOUS

	10.1	Further Assurances	46

	10.2	Governing Law	46

	10.3	Successors and Assigns	47

	10.4	Entire Agreement	47

	10.5	Severability	47

	10.6	Amendment	47

	10.7	Waiver	47

	10.8	Notices	48

	10.9	Counterparts; Facsimile	49

	10.10	Expenses	49

	10.11	Interpretation	49

	10.12	No Third Party Beneficiaries	50

	10.13	Transfer Taxes	50

EQUITY EXCHANGE AGREEMENT

This EQUITY EXCHANGE AGREEMENT (“Agreement”) is entered into as of November 7, 2003, by and among Pegasus Technologies, Inc., a South Dakota corporation (“Pegasus”), K-Fuel, L.L.C., a Delaware limited liability company (“K-Fuel”), KFx Inc., a Delaware corporation (“KFx”), Kennecott Energy Company, a Delaware corporation (“Kennecott”), and Kennecott Alternative Fuels Inc., a Delaware corporation (“KAF”). Pegasus, K-Fuel, KFx, Kennecott, and KAF may be referred to herein individually as a “Party” and collectively as the “Parties.”

R  E  C  I  T  A  L  S

WHEREAS, Pegasus is principally engaged in the installation of a process control and optimization software and related technology in electric utility and industrial facility plants for the purpose of improving the efficiency of fossil-fuel –fired power plant processes and reducing the emission of NOx and other potentially harmful pollutants from such plants;

WHEREAS, K-Fuel is principally engaged in research and development, sublicensing, marketing, and other commercialization of K-Fuel Technology, a coal beneficiating process which uses heat and pressure to transform low BTU, high moisture content coal into high BTU, low moisture content coal;

WHEREAS, KAF, an Affiliate of Kennecott, owns 49% of the equity interests of K-Fuel, and KFx owns 51% of the equity interests of K-Fuel;

WHEREAS, Kennecott, KFx and the Radl Group (as defined below) own all of the issued and outstanding capital stock of Pegasus;

WHEREAS, the Parties believe that it is in the best interests of all of the Parties (A) for KAF to transfer to KFx (i) all of KAF’s equity interests in K-Fuel, and (ii) the KECC Technology (as defined below), and (B) for KFx and certain of its Affiliates to (i) transfer to Kennecott all of KFx’s and such Affiliates’ capital stock and other equity interests in Pegasus, and (ii) to grant KAF a limited license in the K-Fuel Technology (the “Exchange Transaction”), all on the terms and conditions set forth herein;

WHEREAS, in connection with the Exchange Transaction, KFx wishes to assign to Kennecott, and Kennecott wishes to assume, the Pegasus Line of Credit (as defined below);

WHEREAS, in connection with the Exchange Transaction, KFx and Pegasus wish to modify, and subordinate to other third party claims, the terms and conditions of all inter-company debt and accounts payable between KFx and Pegasus, except for the Pegasus Line of Credit and Cinergy Obligation (as defined below); and

WHEREAS, in connection with the Exchange Transaction, KFx and Kennecott (and certain of its Affiliates) wish to enter into a non-competition agreement related to the businesses of Pegasus and K-Fuel.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS

Capitalized terms in this Agreement are used as defined in this Article 1 or elsewhere in this Agreement (such terms to be equally applicable to the singular and plural forms thereof):

“Acquisition Transaction” means any transaction involving:

(a)	the sale or other disposition of all or any material portion of Pegasus’ business or assets;

(b)	the issuance, sale or other disposition of (i) any capital stock of Pegasus, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of Pegasus, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of Pegasus; or

(c)	any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Pegasus.

“Affiliate” means with respect to any Person, (i) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such Person; (ii) any Person that directly or indirectly holds a beneficial ownership interest (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities representing ten percent (10%) of the outstanding voting power (a “Material Interest”) of such Person; (iii) any Person in which such Person holds a Material Interest and (iv) any Person who serves as a director or officer of such Person, any member of such Person’s immediate family or any lineal descendant of any of the foregoing.

“Agreement” means this Equity Exchange Agreement, dated as of the date hereof, by and among Pegasus, K-Fuel, KFx, Kennecott and KAF (including the Disclosure Schedule and all other Schedules and Exhibits attached hereto), as it may be amended from time to time.

“Alternate” shall have the meaning set forth in Section 3.2.2 of the LLC Agreement.

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of Pegasus Technologies, Inc. in a form reasonably satisfactory to the Parties hereto.

“Amended and Restated Articles of Incorporation” means those certain Amended and Restated Articles of Incorporation of Pegasus Technologies, Inc. in a form reasonably satisfactory to the Parties hereto.

“Amended and Restated Operating Agreement” means, collectively, the termination of all rights and obligations of KAF and Kennecott under the First Amended Operating Agreement of K-Fuel, L.L.C., between KFx and KAF, and under the related agreements and guaranty, and the Amended and Restated Operating Agreement of K-Fuel, L.L.C., dated as of the Closing Date, between KFx and new members, if any, of K-Fuel.

“Amended and Restated Stockholders Agreement” means that certain Amended and Restated Stockholders and Voting Agreement, dated as of the Closing Date, by and among Kennecott and the Radl Group, in a form reasonably satisfactory to the Parties hereto.

“Amended KFx License Agreement” means the Amended KFx License Agreement, dated as of June 29, 1999, by and between KFx and K-Fuel.

“Amended License Agreements” means the Kennecott License Agreement, the Amended KFx License Agreement, and the Amended Series A and B License Agreement.

“Amended Series A and B License Agreement” means the Amended Series A and B License Agreement, dated as of June 29, 1999, by and between Heartland and K-Fuel.

“Assignment Agreement” means that certain Assignment Agreement, dated as of the Closing Date, whereby Kennecott and certain of its Affiliates will transfer the KECC Technology to K-Fuel in a form reasonably satisfactory to the Parties hereto.

“Attendant Rights” means the rights, powers, and privileges of Kennecott or KAF under the LLC Agreement, the Original LLC Agreement, the Original License, the Confidentiality Agreement, the Amended Licenses (whether as a party thereto or as a third-party beneficiary), as a Member of K-Fuel, as a member of K-Fuel under the Act, or otherwise with respect to the K-Fuel Matters.

“Cinergy Obligation” means the debt obligation of Pegasus to Cinergy that was assumed by KFx.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock of Pegasus, $.001 par value per share.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of June 29, 1999, by and among KAF, KFx, Heartland Fuels Corporation, and K-Fuel.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means, with respect to any Person, any written or oral agreement, contract, lease, understanding, arrangement, instrument, note, guaranty, indemnity, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature to which such Person is a party or by which its properties or assets are bound.

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any reasonable cost of investigation) or expense of any nature.

“Debt Modification Agreement” means that certain Debt Modification Agreement, dated as of the Closing Date, by and among Kennecott, KFx and Pegasus, in the form attached hereto as Exhibit A.

“Disclosure Schedule” means the schedule (dated as of the date of this Agreement), and as defined in Article 4, delivered to Kennecott on behalf of Pegasus and KFx, a copy of which is attached to this Agreement and incorporated in this Agreement by reference.

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding any lien for Taxes not yet due and payable or being contested in good faith by appropriate proceedings.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability limited partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or other entity.

“Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Plans” means Pegasus’ 1999 Stock Incentive Plan and Pegasus’ 2002 Stock Incentive Plan, as in existence on the date hereof.

“Financial Statements” has the meaning set forth in Section 4.6.

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any:

(a)	permit, license, certificate, franchise, concession, approval, Consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b)	right under any Contract with any Governmental Body.

“Governmental Body” means any:

(a)	nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d)	multi-national governmental or quasi-governmental organization or body; or

(e)	other body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority.

“Heartland” means Heartland Fuels Corporation, a Wisconsin corporation.

“KECC Technology” means that certain technology as described in the Assignment Agreement.

“Kennecott License Agreement” means the KECC License Agreement, dated as of June 29, 1999, by and between KAF and K-Fuel, which shall be terminated in full on the Closing Date.

“K-Fuel Matters” means K-Fuel and its business, operations, and properties, including the K-Fuel Technology, the KECC Technology, the KFx Technology, the LLC Technology, any Improvements, any Work Plan, any Feasibility Study, or any Commercial Project (as each such term is defined in the LLC Agreement), and including any right to any reimbursement, revenue, return of capital, Return on Capital, Reserves (each as defined in the LLC Agreement), royalty, license fee, license or sublicense therefrom or with respect thereto.

“K-Fuel Technology” has the meaning set forth in the License Agreement.

“Knowledge” of a particular fact or other matter means, with respect to any Entity, the officers, directors and managers of the Entity in question is actually aware of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).

“License Agreement” means that certain License Agreement, dated as of the Closing Date, by and between KAF, Kennecott, and K-Fuel, in a form reasonably satisfactory to the Parties hereto.

“LLC Agreement” means the First Amended Limited Liability Agreement of K-Fuel, dated as of April 22, 1999, by and between KAF and KFx.

“Material Adverse Effect” means, with respect to a Party, a material adverse effect on the business, business prospects, customer relations (taken as a whole), supplier relations (taken as a whole) or employee relations (taken as a whole), assets (including intangible assets) (taken as a whole), financial condition, or results of operations of such Party or on the ability of such Party to consummate the transactions contemplated by the Transaction Agreements to which it is a party.

“Member” means a “Member” of K-Fuel as defined in Schedule 1 to the LLC Agreement.

“Member Of The Controlled Group” means each trade or business, whether or not incorporated, that would be treated as a single employer with Pegasus under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Member Representative” means a “Representative” of a Member as defined in Section 3.2.1 of the LLC Agreement.

“Membership Interests” means the 49% Interest (as defined in Section 6.3 of the LLC Agreement) of KAF in K-Fuel, including all Attendant Rights with respect thereto.

“Multiemployer Plan” means a plan described in Section 3(37) of ERISA.

“Non-Competition Agreement” means that certain Non-Competition Agreement, dated as of the Closing Date, by and among KFx, K-Fuel, Pegasus, Kennecott, KAF, and Rio Tinto, in a form reasonably satisfactory to the Parties hereto.

“Non-Material Contract” means any Contract entered into in the Ordinary Course of Business, and (i) such Contract does not contemplate or involve the payment in cash or other consideration, performance of services or delivery of goods or materials to or by a Party in an aggregate amount or value in excess of $25,000, or (ii) the Contract has a term of less than 60 days or may be terminated by a Party (without penalty) within 60 days after the delivery of a termination notice by such Party.

“Order” means any:

(a)	order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b)	Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

“Ordinary Course Of Business” means an action taken by or on behalf of a Person that:

(a)	is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations;

(b)	is taken in accordance with prudent business practices consistent with industry practice; and

(c)	is not required to be authorized by such Person’s stockholders or members, as applicable, or such Person’s board of directors or any committee thereof or managers, as applicable.

“Original Agreement” means the Limited Liability Agreement of K-Fuel, L.L.C., dated as of April 22, 1996, by and between KFx and KAF.

“Original KFx License Agreement” means the KFx License Agreement, dated as of April 22, 1996, by and between KFx and K-Fuel.

“Original License Agreements” means the Original KFx License Agreement and the Original Series A and B License Agreement.

“Original Series A and B License Agreement” means the Series A and B License Agreement, dated as of April 22, 1996, by and between Heartland and K-Fuel.

“Pegasus Contract” means any Contract to which Pegasus is a party, by which Pegasus or any of its assets is bound or under which Pegasus has any obligation, or under which Pegasus has any right or interest, in each case which are material to the business or prospects of Pegasus, but does not include any Non-Material Contracts.

“Pegasus Line of Credit” means that certain line of credit, by and between KFx and Pegasus, pursuant to which Pegasus owes KFx $1,028,102.00 as of the date hereof.

“Pegasus Shares” means all of the issued and outstanding shares of capital stock of Pegasus, and all options, warrants (including without limitation those listed on Schedule 4.2(b)) and other rights to acquire shares of capital stock of Pegasus owned directly or indirectly by KFx and its Affiliates.

“Person” means any individual, Entity or Governmental Body.

“Plan” has the meaning set forth in Section 4.24.

“Pre-Closing Period” means the period commencing as of the date of this Agreement and ending on the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard by or before any Governmental Body or any arbitrator or arbitration panel.

“Proprietary Asset” means any patent and patent application of any type; any trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered) or service mark application, together with all goodwill; any copyright (whether registered or unregistered and whether or not relating to a published work) or copyright application; any maskwork or maskwork application; any computer software (including source code and object code); and any ideas, designs, inventions, information, blueprints, methods, systems, processes or products, technology, trade secret, know how, proprietary right or other intellectual property right.

“Radl Group” means, collectively, Brad J. Radl, Philip A. Weintz, Terry V. Radl and Richard W. Vesel.

“Related Party” means, with respect to Pegasus, the following Entities (excluding, for avoidance of doubt, Kennecott, KAF, or any Affiliate thereof):

(a)	KFx, or any of its Affiliates;

(b)	each individual who is currently an officer of Pegasus;

(c)	each member of the family of each of the individuals referred to in clause (b) above; and

(d)	any Entity (other than Pegasus) in which any one of the Persons referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Representatives” means as to any particular party, the officers, directors, employees, attorneys, accountants, advisors and representatives of such party.

“Rio Tinto” means, collectively, Rio Tinto plc, Rio Tinto Ltd., Rio Titno Energy, Rio Tinto Technical Services and Technological Resources Pty. Ltd.

“Securities Act” means the Securities Act of 1933 (or any similar successor federal statute), as amended, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Settlement and Release Agreement” means that certain Settlement and Release Agreement, dated as of the Closing Date, by and between Kennecott and KFx, in a form reasonably satisfactory to the Parties hereto.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related fine, penalty, additional tax or interest.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Agreements” means, collectively, this Agreement, the Amended and Restated Operating Agreement, the Amended and Restated Stockholders Agreement, the Assignment Agreement, the Debt Modification Agreement, the License Agreement, the Non-Competition Agreement, and the Settlement and Release Agreement.

“Transfer Taxes” shall mean transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

2.	EXCHANGE TRANSACTION; RELATED TRANSACTIONS

2.1 Exchange Transaction.

(a) Sale of Pegasus Stock to Kennecott. Subject to the terms and conditions hereof, at the Closing, KFx hereby agrees to sell to Kennecott, and cause its Affiliates to sell to Kennecott, and Kennecott agrees to purchase from KFx and its Affiliates, the Pegasus Shares in exchange for the Membership Interests.

(b) Sale of Membership Interests and KECC Technology to KFx. Subject to the terms and conditions hereof, at the Closing, KAF, at the direction of Kennecott, hereby agrees to (a) sell to KFx and KFx agrees to purchase from KAF, the Membership Interests, and (b) assign the KECC Technology to KFx pursuant to the Assignment Agreement, in exchange for the Pegasus Shares.

2.2 Related Transactions. In connection with the Exchange Transaction contemplated by Section 2.1, the following transactions shall occur at or prior to the Closing:

(a) Kennecott shall pay to KFx $1,028,102.00, plus interest from the date hereof through Closing, and assume KFx’s rights and interests under the Pegasus Line of Credit, and KFx shall assign all of its rights and interests under the Pegasus Line of Credit to Kennecott pursuant to an Assignment and Assumption Agreement in a form reasonably satisfactory to the Parties hereto.

(b) KFx, K-Fuel, KAF, Rio Tinto and Kennecott shall execute and deliver, and Kennecott shall cause Rio Tinto to execute and deliver, the Non-Competition Agreement; and

(c) Kennecott, KAF, KFx, K-Fuel and Pegasus shall execute and deliver the other Transactions Agreements to which they are a party; and

(d) KFx shall cause Theodore Venners, Stanford M. Adelstein and Hills Product Group, Inc. to transfer and assign their outstanding promissory notes from Pegasus and warrants to purchase capital stock of Pegasus, to Kennecott, and Kennecott shall pay to Mr. Venners $184,595.00, plus interest from the date hereof through Closing, and Mr. Adelstein (on behalf of himself and Hills Product Group, Inc.) $301,138.00, plus interest from the date hereof through Closing, in full satisfaction of such notes and warrants.

2.3 Allocation of Consideration; Tax Filings. The Parties hereby agree to use their respective reasonable best efforts to agree in good faith upon (a) the fair market value of each of the various properties, assets, rights and interests to be transferred or assigned pursuant to the terms of this Agreement or any of the Transaction Agreements and (b) the allocation of the consideration received among the various property, assets, rights and interests to be transferred or assigned pursuant to the terms of this Agreement or any of the Transaction Agreements. Each of the Parties shall (i) timely file all forms and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return; provided, however, that notwithstanding anything to the contrary, a Party shall be permitted to take a position inconsistent with such allocation based on any audit, any audit proceeding, or a proceeding before any taxing authority or settlement related to the foregoing. In the event that such allocation is disputed by any taxing authority or under any audit or audit proceeding, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

3.	CLOSING; DELIVERY

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on the date on which all of the conditions specified in Article 7 and Article 8 have been satisfied or waived by the applicable Party, at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado, or at such other time or place as KFx and Kennecott may mutually agree (such date is hereinafter referred to as the “Closing Date”); provided, however, the Closing Date shall be no later than the date which is thirty (30) days following the date hereof. If the Closing shall not have occurred by such date, this Agreement shall terminate and no Party shall have any futher obligation with respect thereto; provided, that such termination shall not affect the rights or remedies of any Party with respect to any breach hereof by any Party which occurred on or prior to such termination.

3.2 Payment; Delivery. Subject to the terms and conditions hereof, at Closing, Kennecott shall pay KFx $1,028,102.00, plus interest from the date hereof through Closing, in cash or immediately available funds, in accordance with Section 2.2(a), and KFx shall deliver to Kennecott all of the certificates representing the Pegasus Shares. Kennecott shall pay to Mr. Venners $184,595.00, plus interest from the date hereof through Closing, and to Mr. Adelstein (on behalf of himself and Hills Product Group, Inc.) $301,138.00, plus interest from the date hereof through Closing, in cash or immediately available funds, in accordance with Section 2.2(d), and KFx shall cause Messrs. Venners and Adelstein to deliver their original promissory notes and warrants to Kennecott.

4.	REPRESENTATIONS AND WARRANTIES OF PEGASUS AND KFX

Except as specifically set forth in the disclosure schedules attached hereto (each, a “Schedule” and collectively, the “Disclosure Schedule”), which are numbered to correspond to the Section numbers of this Agreement, Pegasus and KFx hereby jointly and severally (except for those representations and warranties at Sections 4.29 through 4.34 which are made solely by KFx) represent and warrant to Kennecott as follows:

4.1 Organization, Good Standing and Qualification. Pegasus is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota and, except as set forth the Schedule 4.1, is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualifications. Pegasus has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted. Pegasus has all requisite power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party (collectively, the “Pegasus Transaction Agreements”) and perform its obligations under the Pegasus Transaction Agreements.

4.2 Articles of Incorporation and Bylaws; Records.

(a) Pegasus has delivered or made available to Kennecott accurate and complete copies of: (i) Pegasus’ articles of incorporation and bylaws, including all amendments thereto; (ii) the stock records of Pegasus; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written Consent or otherwise without a meeting) of the stockholders of Pegasus, the board of directors of Pegasus and all committees of the board of directors of Pegasus. Except for the minutes relating to the Pegasus Board of Directors meeting to approve the Pegasus Transaction Agreements, there have been no meetings or other proceedings of the stockholders of Pegasus, the board of directors of Pegasus or any committee of the board of directors of Pegasus that are not reflected in such minutes or other records.

(b) Since November 1, 1999, Pegasus has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, except as set forth in Schedule 4.2(b).

4.3 Capitalization.

(a) The authorized capital stock of Pegasus consists of (i) 50,000,000 shares of Common Stock, par value $.001 per share, of which 15,025,416 shares are issued and outstanding; and (ii) 20,000,000 shares of preferred stock, par value $.001 per share, (X) 3,742,797 of which are designated Series B Preferred Stock, all of which are issued and outstanding, and (Y) 2,798,161 of which are designated Series C Preferred Stock, all of which are issued and outstanding. Schedule 4.3(a) sets forth a complete and accurate capitalization table, listing the names of each stockholder and the amount and class or series of capital stock owned by such stockholder. All issued and outstanding shares of Pegasus’ capital stock have been duly authorized and validly issued in compliance with all applicable securities laws (or pursuant to valid exemptions therefrom) and other applicable Legal Requirements, and are fully paid and non-assessable.

(b) Schedule 4.3(b) sets forth the names of each holder of outstanding options and warrants to purchase shares of Pegasus’ capital stock and, for each such holder, the number of options or warrants held, the grant date, expiration date, vesting schedule, if applicable, and the exercise price for such options or warrants. Pegasus has reserved 6,590,000 shares of Common Stock for issuance upon exercise of each of the options and warrants listed in Schedule 4.3(b) (the “Outstanding Options”). Other than the Outstanding Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Pegasus; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Pegasus; (iii) Contract under which Pegasus is or reasonably would be expected to become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that reasonably would be expected directly or indirectly to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Pegasus.

(c) Pegasus has never repurchased, redeemed or otherwise reacquired (and has not agreed, committed or offered (in writing or otherwise) to reacquire) any shares of capital stock or other securities of Pegasus. Any securities so reacquired by Pegasus were (or will have been) reacquired in full compliance with all applicable Legal Requirements.

4.4 Authorization; Binding Obligations. All corporate action on the part of Pegasus, its officers, directors and stockholders necessary for the authorization of the Pegasus Transaction Agreements, and for the performance of all obligations of Pegasus hereunder and thereunder has been taken or will be taken prior to the Closing. The Pegasus Transaction Agreements constitute, or upon execution and delivery will constitute, valid and binding obligations of Pegasus enforceable against Pegasus in accordance with their terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy or creditors’ rights generally.

4.5 Non-Contravention; Consents. Neither the execution and delivery of the Pegasus Transaction Agreements, nor the consummation or performance of any of the transactions contemplated herein or therein, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of Pegasus’ articles of incorporation or bylaws, or (ii) any resolution adopted by Pegasus’ stockholders, Pegasus’ board of directors or any committee of Pegasus’ board of directors;

(b) except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, and except as set forth in Schedule 4.5(e), contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or in the Pegasus Transaction Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which Pegasus, or any of the assets owned or used by Pegasus, is subject;

(c) except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Pegasus or any of its employees or that otherwise relates to Pegasus’ business or to any of the assets owned or used by Pegasus;

(d) except as set forth in Schedule 4.5(e), contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Pegasus Contract;

(e) except as set forth in Schedule 4.5(e), give any Person the right to (i) declare a default or exercise any remedy under any Pegasus Contract, (ii) accelerate the maturity or performance of any Pegasus Contract, or (iii) cancel, terminate or modify any Pegasus Contract;

(f) except as set forth on Schedule 4.5(f), give any Person the right to any payment by Pegasus or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Pegasus in favor of any Person, in any such case as a result of the change in control of Pegasus or otherwise resulting from the transactions contemplated hereby; or

(g) except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Pegasus.

(h) except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, and except as set forth in Schedule 4.5(h), require Pegasus to give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any Transaction Agreement or the consummation or performance of any of the transactions contemplated herein or therein.

4.6 Financial Statements.

(a) Pegasus has delivered to Kennecott the audited balance sheet of Pegasus as of December 31, 2002 and the unaudited balance sheet of Pegasus as of September 30, 2003, and the related audited statements of operations, changes in stockholders’ equity and cash flows of Pegasus for the twelve-month period ended December 31, 2002 and the unaudited statements of operations, changes in stockholders’ equity and cash flows of Pegasus for the nine-month period ended September 30, 2003 (collectively, the “Financial Statements”), which are attached hereto as Exhibit B.

(b) The Financial Statements have been prepared in accordance with the books and records of Pegasus and present fairly in all material respects the financial position of Pegasus as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of Pegasus for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered, except that such unaudited September 30, 2003 financial statements do not contain the notes required by GAAP.

(c) At the date of the Financial Statements, (i) Pegasus had no Liabilities of any nature required by GAAP to be provided for in the Financial Statements which were not provided for in the Financial Statements, (ii) Pegasus had no other contingent Liabilities that would be required by GAAP to be disclosed in the notes to the Financial Statements, (iii) Pegasus has established reserves for all Liabilities with respect to which GAAP requires that such reserves be established, and (iv) all reserves established by Pegasus and set forth in the Financial Statements were adequate for the purposes for which they were established. As of the date of this Agreement, Pegasus has no material Liabilities, except for:

(A) Liabilities identified as such in the “liabilities” column of the Financial Statements;

(B) accounts payable (of the type required to be reflected as current Liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by Pegasus in the Ordinary Course of Business since September 30, 2003;

(C) Pegasus’ obligations under the Pegasus Contracts listed in Schedule 4.12 and under Non-Material Contracts; and

(D) Liabilities that have arisen in the Ordinary Course of Business since the date of the latest of the Financial Statements.

(d) There has been no material adverse change in the financial position of Pegasus since the date of the Financial Statements.

4.7 Compliance With Legal Requirements. Except as set forth in Schedule 4.7:

(a) Except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, Pegasus is in compliance with each Legal Requirement that is applicable to Pegasus, the conduct of its business or the ownership or use its assets;

(b) Except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, no event has occurred and no condition or circumstance exists that could reasonably be expected (with or without notice or lapse of time) to constitute or result directly or indirectly in a violation by Pegasus of, or a failure on the part of Pegasus to comply with, any Legal Requirement; and

(c) Pegasus has received no notice or other communication (in writing or otherwise) pending from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Pegasus to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature arising under any Environmental Law.

4.8 Governmental Authorizations. Except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, and except as otherwise set forth in Schedule 4.8, Pegasus holds all Governmental Authorizations necessary (i) to enable Pegasus to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit Pegasus to own and use its assets in the manner in which they are currently owned and used.

4.9 Proprietary Rights.

(a) Schedule 4.9 lists each registered or applied for Proprietary Asset that is owned by Pegasus, or that is both material to Pegasus’ business and is licensed to Pegasus or otherwise used in connection with Pegasus’ business, except for off-the-shelf “shrink wrapped” software products. The Proprietary Assets that Pegasus owns or has a right to use constitute all of the Proprietary Assets necessary to conduct the business of Pegasus as currently conducted.

(b) Except as set forth on Schedule 4.9(b), the Proprietary Assets that are owned by Pegasus are free and clear of all Encumbrances.

(c) Pegasus has taken necessary and appropriate steps to protect and preserve the confidentiality of, and proprietary rights in, all inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes, source code, and trade secrets (collectively, “Confidential Information”) of each Proprietary Asset identified or required to be identified in Schedule 4.9, including, without limitation, marking all such Confidential Information with appropriate “Proprietary,” “Confidential” or similar legends, establishing policies for handling, disclosure and use of Confidential Information, and the acquisition of valid written nondisclosure agreements from any party (including Pegasus current employees and former employees) receiving Confidential Information, except where the failure to take such steps would not have a Material Adverse Effect. All current and former employees and consultants of Pegasus that by their employment position or by the services rendered to Pegasus have or had access to Confidential Information (each a “Pegasus Employee or Consultant”) have executed agreements obligating them to protect and keep confidential Pegasus’ Confidential Information and providing for the assignment to Pegasus of inventions by Pegasus Employee or Consultant, copies of which agreements have been made available to Kennecott. Pegasus has no Knowledge of facts indicating that any Pegasus Employee or Consultant of Pegasus is in violation of any such agreements. Pegasus does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Pegasus, except for inventions, trade secrets or proprietary information that have been assigned to Pegasus or are licensed by such employees as described in Schedule 4.9.

(d) Except as set forth in Schedule 4.9(d), to the Knowledge of Pegasus, Pegasus has conducted its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others that could reasonably be expected to have a Material Adverse Effect on Pegasus. Except as set forth in Schedule 4.9(d), to the Knowledge of Pegasus, Pegasus is not infringing, and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary Asset owned or used by any other Person that could reasonably be expected to have a Material Adverse Effect on Pegasus. Except as set forth in Schedule 4.9(d), to the Knowledge of Pegasus and KFx, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, in any material manner any Proprietary Asset owned or used by Pegasus.

(e) To the Knowledge of Pegasus, the names “Pegasus” and “Pegasus Technologies” or any variations thereof are not being used by Pegasus’ direct competitors.

4.10 Proceedings; Orders.

(a) Except as set forth in Schedule 4.10, there is no pending Proceeding, and, to the Knowledge of Pegasus and KFx, no Person has threatened to commence any Proceeding: (i) that involves Pegasus or that is directed at Pegasus and otherwise relates to Pegasus’ business or any of the assets owned or used by Pegasus (whether or not Pegasus is named as a party thereto); or (ii) that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein. Except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, and except as set forth in Schedule 4.10, to the Knowledge of Pegasus and KFx, no event has occurred, and no third-party claim exists, that reasonably could be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Pegasus has delivered to Kennecott accurate and complete copies of all pleadings and all material correspondence and other material documents that relate to any of the Proceedings identified in Schedule 4.10.

(c) There is no Order to which Pegasus, or any of the material assets owned or used by Pegasus, is subject.

(d) To the Knowledge of Pegasus and KFx, no officer or employee of Pegasus is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice required for the conduct of Pegasus’ business.

(e) To the Knowledge of Pegasus and KFx, there is no proposed Order directed at Pegasus that, if issued or otherwise put into effect, (i) is reasonably likely to have a Material Adverse Effect on Pegasus or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated herein.

4.11 Title to Assets.

(a) Except as set forth on Schedule 4.11(a), Pegasus owns, and has good, valid and marketable title to, all material assets purported to be owned by it, including: (i) all assets reflected on the Financial Statements; (ii) all assets referred to in Schedule 4.9 (except those asset identified in Schedules 4.9 which it licenses from third parties) and Schedule 4.14 and all of Pegasus’ rights under Pegasus Contracts; and (iii) all other assets reflected in Pegasus’ books and records as being owned by Pegasus. Except as set forth on Schedule 4.11(a), all of such material assets that are owned by Pegasus are owned free and clear of any Encumbrances except liens for current Taxes and assessments not delinquent or being contested in good faith by appropriate proceedings.

(b) Schedule 4.11(b) identifies all material assets that are being leased or licensed to Pegasus. All such material leases and licenses pursuant to which Pegasus leases or licenses the use of real or personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no material default thereunder or occurrence or condition that could result in a default thereunder or termination thereof.

(c) Pegasus’ equipment and other tangible assets are in good operating condition, have been subjected only to reasonable and customary wear and tear, and are useable in the Ordinary Course of Business, and Pegasus owns, or has a valid leasehold interest in, all material assets necessary for the conduct of its business as presently conducted.

(d) Pegasus does not own and has never owned, any real property.

4.12 Material Contracts.

(a) Schedule 4.12(a) identifies each Pegasus Contract. All Non-Material Contracts of Pegasus do not in the aggregate represent a material portion of the Liabilities of Pegasus. Pegasus has made available to Kennecott accurate and complete copies of all Pegasus Contracts identified in Schedule 4.12(a), including all amendments thereto.

(b) Each Pegasus Contract is valid and in full force and effect, and assuming the persons executing and delivering each Pegasus Contract on behalf of the party or parties thereto (other than Pegasus) had the legal capacity to so execute and deliver such Pegasus Contract and that such Pegasus Contract is an obligation binding upon the party or parties thereto (other than Pegasus), each Pegasus Contract is enforceable by Pegasus in accordance with its terms in all material respects, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy or creditors’ rights generally.

(c) Except as set forth in Schedule 4.12(c):

(i) Pegasus is not in default under any Pegasus Contract and, to the Knowledge of Pegasus and KFx, no Person has violated or breached, or declared or committed any default under, any Pegasus Contract;

(ii) No event has occurred, and no circumstance or condition exists, that would reasonably be expected (with or without notice or lapse of time) to: (A) result in a violation or breach of any of the provisions of any Pegasus Contract, (B) give any Person the right to declare a default or exercise any remedy in respect of a default under any Pegasus Contract, (C) give any Person the right to accelerate the maturity or performance of any Pegasus Contract, or (D) give any Person the right to cancel, terminate or modify any Pegasus Contract;

(iii) Pegasus has not waived any of its rights under any Pegasus Contract.

(d) Except as set forth in Schedule 4.12(d):

(i) Pegasus is not a party to a contract that prohibits Pegasus from freely engaging in business anywhere in the world;

(ii) Pegasus has no outstanding guarantees and has not agreed to cause, insure or become liable for, nor has it pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

(iii) Pegasus is not a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any

Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest, other than the Existing Plans.

(e) Except where no Material Adverse Effect with respect to Pegasus reasonably could be expected as a consequence thereof, the performance by Pegasus of its obligations under the Pegasus Contracts will not result in any material violation of or failure to comply with any Legal Requirement.

(f) No party to any Pegasus Contract is renegotiating any amount paid or payable to Pegasus under any Pegasus Contract or any other material term or provision of any Pegasus Contract.

(g) The Pegasus Contracts identified in Schedule 4.12(a) collectively constitute all of the material Contracts necessary to enable Pegasus to conduct its business in the manner in which such business is currently being conducted.

(h) To the Knowledge of Pegasus and KFx, no party to any Pegasus Contract has made a claim to the effect that Pegasus has failed to perform any obligation thereunder or has notified Pegasus of any plan or intention to terminate, cancel or modify such Pegasus Contract.

4.13 Employees.

(a) Schedule 4.13(a) contains a list of all employees of Pegasus, together with their respective job titles, salaries and accrued vacation. To the Knowledge of Pegasus and KFx, no employee on Schedule 4.13(a) intends to terminate his employment with Pegasus prior to or within twelve months following the Closing.

(b) Schedule 4.13(b) contains a list of individuals who are currently performing services for Pegasus that are material to the operation of its business and are classified as “consultants” or “independent contractors.”

(c) Schedule 4.13(c) contains a list of all KFx’s employees and consultants who are currently performing services for Pegasus and the nature of the services being performed.

(d) Except as set forth in Schedule 4.13(d), Pegasus does not now have and has not in the past had in effect any bonuses, profit sharing, pension, deferred compensation or similar plan or agreement for the benefit of any of its employees.

(e) Pegasus has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Knowledge of Pegasus and KFx, threatened with respect to Pegasus. Except for those employment agreements identified in Schedule 4.13(e), no employee has, or is currently negotiating with Pegasus, any agreement or contract, written or oral, regarding his or her employment.

(f) Pegasus has complied in all material respects with all Legal Requirements relating to the hiring of employees, including provisions thereof relating to immigration and citizenship (including proper completion and processing of Forms I-9 for all employees), wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. Pegasus is not delinquent in payments to any of the employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and, upon termination of the employment of any such employees, Pegasus will not by reason of anything done prior to the Closing, including by oral or written contract or agreement, practice or statement in an employee handbook, be liable to any of such employees for severance pay or any other payments.

(g) To the Knowledge of Pegasus and KFx, no employee of Pegasus, nor any consultant with whom Pegasus has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Pegasus because of the nature of the business to be conducted by Pegasus, and the continued employment by Pegasus of its present employees, and the performance of Pegasus’ Contracts with its independent contractors, will not result in any such violation. Pegasus has not received any notice alleging that any such violation has occurred.

4.14 Receivables; Major Customers.

(a) Schedule 4.14(a) provides an accurate and complete list of all customers with whom Pegasus currently does a material amount of business or did a material amount of business during the last twelve months.

(b) Schedule 4.14(b) identifies, and provides a breakdown of the revenues received from, each customer or other Person that (X) accounted for more than $25,000 of the gross revenues of Pegasus for calendar year 2002, or (Y) Pegasus reasonably expects to account for more than $25,000 of the gross revenues of Pegasus for calendar year 2003. Pegasus has not received any written notice or other written communication indicating that any customer or other Person identified in Schedule 4.14(b) may cease dealing with Pegasus or may otherwise reduce the volume of business transacted by such Person with Pegasus below historical levels other than in the Ordinary Course of Business.

(c) Schedule 4.14(c) provides an accurate and complete aging of all accounts receivable, notes receivable and other receivables of Pegasus as of June 30, 2003. Except as set forth in Schedule 4.14(c), all existing accounts receivable of Pegasus (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since June 30, 2003, and have not yet been collected) represent valid obligations of customers of Pegasus arising from bona fide transactions entered into in the Ordinary Course of Business.

4.15 Major Suppliers. Schedule 4.15 provides:

(a) an aging of Pegasus’ accounts payable as of August 31, 2003, all of which arose from bona fide transactions entered into in the Ordinary Course of Business;

(b) an accurate and complete breakdown of all customer deposits, deferred revenue related to customer contracts and other deposits held by Pegasus as of June 30, 2003; and

(c) an accurate and complete breakdown of Pegasus’ indebtedness as of August 31, 2003.

4.16 Tax Matters. Except as set forth in Schedule 4.16, for any taxable period that KFx has owned equity in Pegasus:

(a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Pegasus (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Pegasus has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) All Tax Returns required to be filed by or on behalf of Pegasus with any Governmental Body with respect to any Taxable period ending on or before the Closing Date (“Pegasus Returns”) (i) have been or will be filed when due, and (ii) have been or will be, when filed, accurately and completely prepared in compliance with all applicable Legal Requirements.

(c) Pegasus’ liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reported in the Financial Statements and will not exceed such accruals, as adjusted for operations and transactions through the Closing Date.

(d) Schedule 4.16(d) identifies each examination or audit of any Pegasus Return that has been conducted by any Governmental Body since December 31, 1998. Pegasus does not have any audit reports or similar documents relating to Pegasus Returns. No extension or waiver of the limitation period applicable to any Pegasus Returns has been granted (by Pegasus or any other Person), and no such extension or waiver has been requested from Pegasus.

(e) No claim or other Proceeding is pending or, to the Knowledge of Pegasus and KFx, has been threatened against or with respect to Pegasus in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Pegasus. Pegasus has not entered into or become bound by any agreement or Consent pursuant to Section 341(f) of the Code. Pegasus has not been, and will not be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Pegasus that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(g) Pegasus has no net operating losses or other Tax attributes presently subject to limitation under Code Sections 382, 383 or 384.

(h) Pegasus is not liable for Taxes incurred by any individual, trust, corporation, partnership or other Entity other than Pegasus, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. Pegasus is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with KFx or any of its Affiliates. Pegasus is not part of an “affiliated group” for federal income tax purposes.

4.17 Securities Laws Compliance; Registration Rights. Pegasus has complied with all applicable federal and state securities laws in connection with all offers and sales of securities prior to the date of this Agreement. Except as set forth on Schedule 4.17, Pegasus has not heretofore granted any purchaser of its securities the right to require Pegasus to register any securities under the Securities Act or to qualify for any exemption thereunder.

4.18 Finders and Brokers. Neither Pegasus, KFx nor any Person acting on behalf of Pegasus or KFx has negotiated with any finder, broker, intermediary or any similar Person in connection with the transactions contemplated herein for which Kennecott, KAF or Pegasus may be liable.

4.19 Environmental Compliance. Pegasus is in compliance with all applicable Environmental Laws. Pegasus has not received any notice or other communication (in writing or otherwise) that alleges that Pegasus is not in compliance with any Environmental Law, and, to the Knowledge of Pegasus and KFx, there are no circumstances that may prevent or interfere with Pegasus’ compliance with any Environmental Law in the future. To the Knowledge of Pegasus, none of the following exists, nor has ever existed, at any of Pegasus’ property: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas. Pegasus has not been notified that it is potentially responsible or liable under or received any requests for information or other correspondence concerning any site or facility under any Environmental Law. Neither Pegasus nor any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given rise to Liability or would give rise to Liability pursuant to any Environmental Law. No facts, events or conditions relating to the past or present facilities, properties or operations of Pegasus or any of its predecessors would prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any Liability or obligation pursuant to Environmental Laws.

4.20 Warranties; Indemnification. Schedule 4.20 sets forth Pegasus’ standard warranty and indemnification policy in respect of its products and services. No product sold or licensed by Pegasus is subject to any guaranty, warranty or other indemnity by Pegasus beyond the applicable standard terms and conditions described in Schedule 4.20 or set forth in any Pegasus Contract.

4.21 Insurance.

(a) Schedule 4.21(a) lists Pegasus’ insurance policies, bonds or policies otherwise maintained for the direct or indirect benefit of, Pegasus. Such list contains a brief description of the coverage limits of the policies listed, including, without limitation, any self-insurance or deductible amounts and the limits of the policy. Schedule 4.21(a) also identifies (A) any pending application for insurance that has been submitted by or on behalf of Pegasus, (B) each self-insurance or risk-sharing arrangement affecting Pegasus or any of its assets, and (C) any pending claims with respect to such policies. Pegasus has delivered or made available to Kennecott accurate and complete copies of all of the insurance policies identified in Schedule 4.21(a) (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Schedule 4.21(a).

(b) Each of the policies identified in Schedule 4.21(a) is valid, enforceable and in full force and effect and not subject, to the Knowledge of Pegasus and KFx, to any actual or possible cancellation of such policy. Except as set forth in Schedule 4.21(b), Pegasus has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any of its directors or officers in connection with their performance of services to Pegasus.

4.22 Related Party Transactions. Except as set forth in Schedule 4.22 and except for transactions entered into in the Ordinary Course of Business and on arms-length terms and conditions and except for Contracts with Kennecott or KAF or any of their Affiliates:

(a) no Related Party has, and no Related Party has at any time since August 31, 2003, had, any direct or indirect (other than KFx, Kennecott and the Radl Group solely by virtue of their ownership of the issued and outstanding capital stock of Pegasus) interest of any nature in any asset used in or otherwise relating to the business of Pegasus;

(b) no Related Party is, or has at any time since August 31, 2003, been, indebted to Pegasus;

(c) since August 31, 2003, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Pegasus;

(d) no Related Party is competing, or has at any time since August 31, 2003, competed, directly or indirectly, with Pegasus in any market served by Pegasus;

(e) no Related Party has any claim or right against Pegasus; and

(f) no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to, directly or indirectly, give rise to or serve as a basis for any claim or right in favor of any Related Party against Pegasus.

4.23 Absence of Changes. Except as set forth in Schedule 4.23, and except for the transactions contemplated by the Transaction Agreements, since September 30, 2003:

(a) there has not been any material adverse change in Pegasus’ business, financial condition, or results of operations, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on Pegasus;

(b) Pegasus has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(c) Pegasus has not sold or otherwise issued any shares of capital stock or any other securities, except for the grant of options under the Existing Plans or pursuant to the exercise of the Outstanding Options in accordance with their terms;

(d) Pegasus has not amended its articles of incorporation or bylaws, other than as anticipated herein, and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e) Pegasus has not purchased or otherwise acquired any asset with a purchase price in excess of $25,000 from any other Person, except for purchases made in the Ordinary Course of Business;

(f) Pegasus has not leased or licensed any asset from any other Person worth in excess of $25,000;

(g) Pegasus has not made any capital expenditure or commitment in excess of $25,000;

(h) Pegasus has not sold or otherwise transferred, and has not leased or licensed, any material asset to any other Person except in the Ordinary Course of Business;

(i) Pegasus has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000;

(j) Pegasus has not pledged or hypothecated any of its material assets or otherwise permitted any of its material assets to become subject to any material Encumbrance;

(k) Pegasus has not made any material loan or advance to any other Person (other than advances to employees for travel or business expenses in the Ordinary Course of Business);

(l) Pegasus has not (i) established or adopted any Employee Benefit Plan, or (ii) other than in the Ordinary Course of Business, paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(m) Pegasus has not increased the compensation of any of its officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the Ordinary Course of Business;

(n) there has been no resignation or termination of employment of any officer or key employee of Pegasus;

(o) there has been no labor dispute involving Pegasus or its employees and none is pending or, to the Knowledge of Pegasus and KFx, threatened;

(p) Pegasus has not incurred, assumed or otherwise become subject to any material Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by Pegasus in the Ordinary Course of Business;

(q) Pegasus has not discharged any material Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that have been incurred by Pegasus since June 30, 2003 in the Ordinary Course of Business, and Liabilities that have been discharged or paid in the Ordinary Course of Business;

(r) Pegasus has not forgiven any debt in excess of $25,000 or otherwise released or waived any material right or claim;

(s) Pegasus has not changed any of its methods of accounting or accounting practices in any material respect;

(t) Pegasus has not taken any action outside the Ordinary Course of Business; and

(u) Pegasus has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses “(c)” through “(t)” above.

4.24 Benefit Plans; ERISA.

(a) Schedule 4.24 lists (i) all Employee Benefit Plans, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Pegasus or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, to which Pegasus or any Member of the

Controlled Group or which KFx on behalf of Pegasus, maintains, contributes to or has any obligation to or liability for with respect to Pegasus employees (collectively, the “Plans”).

(b) None of Pegasus or any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(c) Pegasus does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

(d) Each Plan that is an Employee Benefit Plan complies by its terms and in operation in all material respects with the Legal Requirements and Orders currently in effect and applicable to such Plan, including but not limited to ERISA and the Code. The SAR/SEP formerly sponsored by Pegasus has been terminated in full.

(e) All reports, forms and other documents required to be filed with any Government Body with respect to any Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate in all material respects.

(f) Except as set forth in Schedule 4.24(f), none of the Plans is, nor has Pegasus or any Member of the Controlled Group in the past six years maintained or contributed to, a Plan that was, intended to qualify under Section 401(a) of the Code.

(g) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Pegasus in accordance with past practice and the recommended contribution in any applicable actuarial report, except for amounts not yet required to be contributed.

(h) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the Ordinary Course of Business, with regard to the Plans for plan years ending on or before the Closing Date.

(i) With respect to each Plan:

(i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available or with respect to which liabilities have not been satisfied;

(ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or, to the Knowledge of Pegasus and KFx, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan;

(iii) neither Pegasus nor KFx has any Knowledge of any facts that could give rise to any such action or claim; and

(iv) it provides that it may be amended or terminated at any time and, except for previously accrued benefits protected, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Pegasus at any time without liability.

(j) All of the Plans, to the extent applicable, are in compliance in all material respects with the continuation of group health coverage provisions contained in Section 4980B of the Code and Section 601 through 608 of ERISA.

(k) True, correct and complete copies of all documents creating or evidencing any Plan have been made available to Kennecott, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity (including summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been made available to Kennecott. There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in Schedule 4.24.

(l) All expenses and liabilities relating to all of the Plans have been fully and properly accrued on Pegasus’ books and records and disclosed in accordance with GAAP and in Plan financial statements.

4.25 Bank Accounts; Powers of Attorney. Schedule 4.25 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of Pegasus, identifying all persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers of attorney from Pegasus.

4.26 Affiliated Assets. The trademarks referenced in Section 7.11 are the only assets held by any Affiliate of Pegasus that are currently used in Pegasus’ business or services.

4.27 KFx Debt. Set forth on Schedule 4.27 is a list of all of the promissory notes, accounts payable, all other indebtedness and other obligations, including accrued interest thereon, owed by Pegasus or its Affiliates to KFx or any Affiliate thereof as of the date hereof.

4.28 Computer Associates. Pegasus has a good, valid, and irrevocable license to use the CAD/Chem and Process Advisor (and derivatives thereof, specifically five algorithms embodied in Computer Associates, Inc.’s Neugents and five algorithms alleged by Computer Associates, Inc. to be embodied in Computer Associates, Inc.’s Unicenter) technology owned by Computer Associates, Inc. and/or AI WARE, Inc. as Pegasus currently uses or will use through the Closing Date such technology pursuant to that certain License & Service Agreement, dated August 16, 1996 and as amended prior to the date hereof, by and between Pegasus Technologies, Limited and AI WARE, Inc.

4.29 KFx Organization, Good Standing and Qualification. KFx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. KFx has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted. KFx has all requisite power and authority to execute and deliver this Agreement and the Transaction Agreements to which KFx is a party (collectively, the “KFx Transaction Agreements”), and to perform its obligations under the KFx Transaction Agreements.

4.30 KFx Authorization; Binding Obligations. All corporate action on the part of KFx, its officers, directors and stockholders necessary for the authorization of the KFx Transaction Agreements, and for the performance of all obligations of KFx hereunder and thereunder and for the delivery of its Pegasus Shares has been taken or will be taken prior to the Closing. The KFx Transaction Agreements constitute, or upon execution and delivery will constitute, valid and binding obligations of KFx enforceable in accordance with their terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy or creditors’ rights generally.

4.31 Ownership of Pegasus Shares. KFx is the record and beneficial owner of the Pegasus Shares, except for the warrants owned by Messrs. Venners and Adelstein. KFx owns and holds, and will on the Closing Date own, hold and convey to Kennecott, good and valid title to the Pegasus Shares (except for the warrants owned by Messrs. Venners and Adelstein), free and clear of all Encumbrances. KFx has full right and power to sell, assign, exchange, transfer and deliver the Pegasus Shares (except for the warrants owned by Messrs. Venners and Adelstein) to Kennecott as provided in this Agreement.

4.32 KFx Non-Contravention; Consents. Neither the execution and delivery of KFx Transaction Agreements, nor the consummation or performance of any of the transactions contemplated herein or therein, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of KFx’s certificate of incorporation or bylaws, or (ii) any resolution adopted by KFx’s stockholders, KFx’s board of directors or any committee of KFx’s board of directors;

(b) except where no Material Adverse Effect with respect to KFx reasonably could be expected as a consequence thereof, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or therein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which KFx, or any of the assets owned or used by KFx, is subject;

(c) except where no Material Adverse Effect with respect to KFx reasonably could be expected as a consequence thereof, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by KFx and that relates to Pegasus’ business or to any of the assets owned or used by Pegasus;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract binding upon KFx or by which any of the assets of KFx are bound; or

(e) result in the imposition or creation of any Encumbrance on the Pegasus Shares.

4.33 KFx Securities Representations. KFx understands that the Membership Interests have not been registered under the Securities Act. KFx also understands that the Membership Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon KFx’s representations contained in this Agreement. KFx expressly represents that it (i) is a sophisticated purchaser owned by or employing individuals having substantial experience in the conduct of businesses, (ii) its agents shall, prior to the Closing Date, have had the opportunity to have exercised due diligence in its examination of the affairs of the business of K-Fuel, and (iii) has not relied on any representation or warranty by Kennecott or KAF, or its respective agents, officers, or employees, in entering into this Agreement, except as may be expressly stated or provided herein and the Disclosure Schedule. KFx is acquiring the Membership Interests pursuant to this Agreement for investment only and not with a view to the distribution thereof in violation of federal or state securities laws. KFx understands that the Membership Interests must be held indefinitely unless they are subsequently registered under the Securities Act and applicable “blue sky” laws or an exemption from such registration is available.

4.34 Pegasus. Except as set forth on the Disclosure Schedule, neither KFx nor any of its Affiliates has incurred any Liability or Damages, nor made, entered into, incurred or created any Encumbrance, Contract, Liability, or other commitment, nor obtained or applied for any Governmental Authorization, or is subject to any Order, in the name of, as agent for, or otherwise on behalf of, Pegasus or for which Pegasus or Kennecott may be liable or its properties may be bound.

4.35 Full Disclosure.

(a) Neither the representations and warranties of Pegasus or KFx set forth in this Agreement (including all Schedules and Exhibits hereto) nor any representations and warranties of Pegasus or KFx set forth in the Transaction Agreements to which they are a party contains any untrue statement of fact; and none of such documents, when taken together, omits or will omit to state any fact necessary to make any of the representations or warranties contained therein not misleading.

(b) All of the information set forth in the Disclosure Schedule, and all other information regarding Pegasus and its business, financial condition or results of operations that has been furnished to Kennecott by or on behalf of Pegasus or KFx pursuant to the terms hereof, when taken together, is accurate and complete in all material respects.

(c) Pegasus and KFx have provided Kennecott and their respective Representatives with full and complete access to all of Pegasus’ material records and other material documents and data.

5.	REPRESENTATIONS AND WARRANTIES OF KAF AND KENNECOTT

KAF and Kennecott hereby jointly and severally (except for those representations and warranties at Sections 5.6 through 5.8 which are made solely by Kennecott) represent and warrant to KFx (and to Pegasus except for the representations and warranties made in Sections 5.3(e), 5.4, 5.7(e) and 5.12) as follows:

5.1 KAF Organization and Good Standing. KAF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. KAF has all requisite power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party (collectively, the “KAF Transaction Agreements”) and to perform its obligations under the KAF Transaction Agreements.

5.2 KAF Requisite Power and Authority. KAF has all requisite right, power and authority to enter into and to perform its obligations under the KAF Transaction Agreements, and the execution, delivery and performance by KAF of the KAF Transaction Agreements, and the consummation or performance of the transactions contemplated herein and therein, have been duly authorized by all necessary action on the part of KAF. The KAF Transaction Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligation of KAF, enforceable against KAF in accordance with their terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy or creditors’ rights generally.

5.3 KAF Non-Contravention ; Consents. Neither the execution and delivery of the KAF Transaction Agreements, nor the consummation or performance of any of the transactions contemplated herein or therein, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of KAF’s certificate of incorporation or bylaws, or (ii) any resolution adopted by KAF’s stockholder, KAF’s board of directors or any committee of KAF’s board of directors;

(b) except where no Material Adverse Effect with respect to KAF reasonably could be expected as a consequence thereof, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or in the KAF Transaction Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which KAF, or any of the assets owned or used by KAF, is subject;

(c) except where no Material Adverse Effect with respect to KAF reasonably could be expected as a consequence thereof, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by KAF or any of its employees or that otherwise relates to KAF’s business or to any of the assets owned or used by KAF;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract binding upon KAF or by which any of the assets of KAF are bound; or

(e) result in the imposition or creation of any Encumbrance on the Membership Interests.

5.4 Ownership of Membership Interests. KAF is the record and beneficial owner of the Membership Interests. KAF owns and holds, and will on the Closing Date own, hold and convey to KFx, good and valid title to the Membership Interests, free and clear of all Encumbrances. KAF has full right and power to sell, assign, exchange, transfer and deliver the Membership Interests to KFx as provided in this Agreement. Other than the Membership Interests, neither KAF nor any of its Affiliates own any other equity interests in K-Fuel, including, without limitations, membership interests, options, warrants, or other rights to acquire membership interests in K-Fuel.

5.5 Kennecott Organization and Good Standing. Kennecott is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Kennecott has all requisite power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party (collectively, the “Kennecott Transaction Documents”), and to perform its obligations under the Kennecott Transaction Agreements.

5.6 Kennecott Requisite Power and Authority. Kennecott has all requisite right, power and authority to enter into and to perform its obligations under the Kennecott Transaction Agreements, and the execution, delivery and performance by Kennecott of the Kennecott Transaction Agreements, and the consummation or performance of the transactions contemplated herein and therein, have been duly authorized by all necessary action on the part of Kennecott. The Kennecott Transaction Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligation of Kennecott, enforceable against Kennecott in accordance with their terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy or creditors’ rights generally.

5.7 Kennecott Non-Contravention; Consents. Neither the execution and delivery of the Kennecott Transaction Agreements, nor the consummation or performance of any of the transactions contemplated herein or therein, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of Kennecott’s certificate of incorporation or bylaws, or (ii) any resolution adopted by Kennecott’s stockholder, Kennecott’s board of directors or any committee of Kennecott’s board of directors;

(b) except where no Material Adverse Effect with respect to Kennecott reasonably could be expected as a consequence thereof, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or in the Kennecott Transaction Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which Kennecott, or any of the assets owned or used by Kennecott, is subject;

(c) except where no Material Adverse Effect with respect to Kennecott reasonably could be expected as a consequence thereof, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Kennecott or any of its employees or that otherwise relates to Kennecott’s business or to any of the assets owned or used by Kennecott;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract binding upon Kennecott or by which any of the assets of Kennecott are bound; or

(e) result in the imposition or creation of any Encumbrance on the Membership Interests.

5.8 Proceedings; Orders. To the Knowledge of Kennecott and KAF, there is no proposed Order directed at Kennecott or KAF that, if issued or otherwise put into effect, (i) is reasonably likely to have a Material Adverse Effect on Kennecott or KAF or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated herein.

5.9 Kennecott Investment Representations. Kennecott understands that the Pegasus Shares have not been registered under the Securities Act. Kennecott also understands that the Pegasus Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Kennecott’s representations contained in this Agreement. Kennecott expressly represents that it (i) is a sophisticated purchaser owned by or employing individuals having substantial experience in the conduct of businesses, (ii) its agents shall, prior to the Closing Date, have had the opportunity to have exercised due diligence in its examination of the affairs of the business of Pegasus, and (iii) has not relied on any representation or warranty by KFx or Pegasus, or its respective agents, officers, or employees, in entering into this Agreement, except as may be expressly stated or provided herein and the Disclosure Schedule. Kennecott is acquiring the Pegasus Shares pursuant to this Agreement for investment only and not with a view to the distribution thereof in violation of federal or state securities laws. Kennecott understands that the Pegasus Shares must be held indefinitely unless they are subsequently registered under the Securities Act and applicable “blue sky” laws or an exemption from such registration is available.

5.10 Finders and Brokers. None of Kennecott, KAF or any Person acting on behalf of Kennecott, K-Fuel or KAF has negotiated with any finder, broker, intermediary or any similar Person in connection with the transactions contemplated herein.

5.11 Full Disclosure. Neither the representations and warranties of Kennecott or KAF set forth in this Agreement (including Exhibits hereto) nor any representations and warranties of Kennecott or KAF set forth in the Transaction Agreements to which they are a party contain any untrue statement of fact; and none of such documents, when taken together, omits or will omit to state any fact necessary to make any of the representations or warranties contained therein not misleading.

5.12 K-Fuel.

(a) Except for performance of the Work Plans (as defined under the Original Agreement) and patent registration set forth on Exhibit A to the Assignment Agreement and patents and patent registrations previously assigned to KFx or K-Fuel, neither Kennecott, KAF, nor any of their Affiliates has incurred any Liability or Damages, nor made, entered into, incurred or created any Encumbrance, Contract, Liability, or other commitment, nor obtained or applied for any Governmental Authorization, or is subject to any Order, in the name of, as agent for, or otherwise on behalf of, K-Fuel. To the Knowledge of Kennecott and KAF, there is no continuing Liability, Encumbrance, Contract, Governmental Authorization (except the patent registrations referenced above), Order, or other commitment from any such Work Plans performed by Kennecott, KAF or any of their Affiliates for which K-Fuel or KFx may be liable or its properties may be bound.

(b) Neither Kennecott, KAF, nor any of their Affiliates has assigned or otherwise transferred to any Person any Membership Interest (which, for avoidance of doubt, includes the Attendant Rights).

(c) To the Knowledge of Kennecott and KAF, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that involves K-Fuel or that is directed at K-Fuel or any of the assets owned or used by K-Fuel (whether or not K-Fuel is named as a party thereto); or (ii) that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein. Except where no Material Adverse Effect with respect to K-Fuel (or, with respect to clause (ii), Kennecott or KAF) reasonably could be expected as a consequence thereof, and to the Knowledge of Kennecott and KAF, no third-party claim exists, that reasonably could be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

6.	COVENANTS OF PEGASUS AND KFx

6.1 Access and Investigation. Each Party shall use its commercially reasonable efforts to ensure that, at all times during the Pre-Closing Period:

(a) Such Party and its Representatives provide the other Parties and their Representatives with reasonable access to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers, Contracts and other documents and information relating to the entity pursuant to this Agreement in which the other Parties are receiving an ownership interest;

(b) Such Party and its Representatives provide the other Parties and their Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the entity in which the other Parties are receiving an ownership interest pursuant to this Agreement as the other Parties may reasonably request; and

(c) Such Party and its Representatives compile and provide the other Parties and their Representatives with such additional financial, operating and other data and information regarding the entity in which the other Parties are receiving an ownership interest pursuant to this Agreement as the other Parties or their Representatives may reasonably request.

6.2 Operation of Business. Pegasus and KFx shall each use its commercially reasonable efforts to ensure that, during the Pre-Closing Period:

(a) Pegasus conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) Pegasus preserves intact its current business organization and maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Pegasus;

(c) Pegasus keeps in full force all insurance policies identified in Schedule 4.21(a);

(d) Pegasus’ officers confer regularly with Kennecott concerning operational matters and otherwise report regularly to Kennecott as Kennecott reasonably requests concerning the status of Pegasus’ business, condition, assets, liabilities, operations, financial performance and prospects;

(e) Pegasus promptly notifies Kennecott of any written inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(f) Pegasus does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except as expressly contemplated by this Agreement);

(g) Pegasus does not sell or otherwise issue any shares of capital stock or any other securities, other than pursuant to the exercise of the Outstanding Options or the granting of new options under the Existing Plans;

(h) Pegasus does not amend its articles of incorporation or bylaws (except as expressly contemplated by this Agreement), and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (other than in connection with the transactions contemplated by this Agreement and the Transaction Agreements);

(i) Pegasus does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j) Pegasus does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business, and that, when added to all other capital expenditures made on behalf of Pegasus during the Pre-Closing Period, do not exceed $25,000 in the aggregate;

(k) Pegasus does not enter into or permit any of the assets owned or used by Pegasus to become bound by any new Pegasus Contract;

(l) Pegasus does not incur, assume or otherwise become subject to any material Liability, except for current Liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

(m) Pegasus does not establish or adopt any Employee Benefit Plan, and, except in the Ordinary Course of Business, does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(n) Pegasus does not change any of its methods of accounting or accounting practices in any material respect;

(o) Pegasus does not make any material Tax election;

(p) Pegasus promptly notifies Kennecott following the commencement of any material Proceeding involving or relating to Pegasus;

(q) Pegasus does not enter into any transaction or take any other action of the type referred to in Section 4.23;

(r) Pegasus does not enter into any transaction or take any other action outside the Ordinary Course of Business;

(s) Pegasus does not enter into any transaction or take any other action that reasonably could be expected to cause or constitute a breach of any representation or warranty made by Pegasus or KFx in this Agreement; and

(t) Pegasus does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses “(f)” through “(s)” of this Section 6.2.

6.3 Filings and Consents. The Parties shall use their commercially reasonable efforts to ensure that:

(a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Pegasus Contract, or otherwise) any such Party in connection with the execution and delivery of this Agreement or any of the Transaction Agreements or in connection with the consummation or performance of any of the transactions contemplated herein or therein is made or given as soon as practicable after the date of this Agreement;

(b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Pegasus Contract, or otherwise) by each such Party in connection with the execution and delivery of this Agreement or any of the Transaction Agreements or in connection with the consummation or performance of any of the transactions contemplated herein or therein (including each of the Consents identified in Schedule 4.5(j)) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) a copy of each filing made, each notice given and each Consent obtained by such Party during the Pre-Closing Period is promptly made available to the other Parties; and

(d) during the Pre-Closing Period, their respective Representatives cooperate with the other Parties, and prepare and make available such documents and take such other actions as the other Parties may request in good faith, in connection with any filing, notice or Consent that the other Parties are required or elect to make, give or obtain.

6.4 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, Pegasus and KFx shall promptly notify Kennecott and KAF, and Kennecott and KAF shall promptly notify Pegasus and KFx, in writing of:

(i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by any party in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by a party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any party’s breach of any covenant or obligation set forth in this Agreement; and

(iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 7 or Article 8 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Pegasus and KFx shall promptly deliver to Kennecott an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Pegasus or KFx in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 has been satisfied; provided, however, that they shall be deemed an amendment to the Disclosure Schedule for purposes of Article 9 hereof.

(c) Each Party and their respective Representatives shall provide each other Party and its Representatives with (i) any additional documents and information responsive to a reasonable request of a Party that becomes available subsequent to any response to such request and (ii) any documents or information that become available that modify, update or supplement any documents or other information already provided to the other Parties, in each case as promptly as reasonably practicable after such additional information, documents or materials become available.

6.5 Commercially Reasonable Efforts. During the Pre-Closing Period, Pegasus and KFx shall use their respective commercially reasonable efforts to cause the conditions set forth in Article 7, and Kennecott and KAF shall use their respective commercially reasonable efforts to cause the conditions set forth in Article 8, to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in this Agreement becoming untrue, in any of the conditions of Closing set forth in Article 7 or Article 8, as the case may be, not being satisfied or in the business of Pegasus becoming materially less valuable.

6.6 Confidentiality; No Shop. All Parties to this Agreement shall ensure that, during the Pre-Closing Period:

(a) Each Party and its respective Representatives and Affiliates keep strictly confidential the existence and terms of this Agreement, except as otherwise required by any applicable Legal Requirement or by the terms of this Agreement;

(b) Neither any Party nor its respective Representatives issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature to any other Person regarding any of the transactions contemplated herein, except to the extent that such Party is required by Legal Requirement (including disclosure requirements required under the Securities Act or the Securities Exchange Act of 1934, as amended) or the rules of any stock exchange to make any such disclosure regarding the transactions contemplated herein; and

(c) If any Party or their Affiliates is required by any such Legal Requirement or the rules of any stock exchange to make any disclosure regarding the transactions contemplated herein, such Party advises the other Parties, at least five business days (to the extent practicable) before making such disclosure, of the nature and content of the intended disclosure.

(d) Notwithstanding anything to the contrary contained in this Agreement or any of the Transaction Agreements, the Parties (and each employee, representative or other agent of the Parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.6 shall permit any Party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of the transactions contemplated by this Agreement (including the identity of the parties and any information that could lead another to determine the identity of the Parties), or (B) any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

(e) Each party shall not, and shall cause its officers, directors, employees and representatives not to, directly or indirectly, encourage, solicit, engage in discussions with or provide any information to any person or group concerning any sale or other disposition of a substantial portion of (i) KAF’s equity interests in K-Fuel, (ii) KFx and its Affiliates’ capital stock and other equity interests in Pegasus or (iii) any Party’s interests in the KECC Technology. Each Party shall promptly communicate to the other Parties any inquiries or communications concerning any such transaction that they receive or of which they become aware.

6.7 Existing Plans. Pegasus and KFx shall ensure that prior to the Closing:

(a) Pegasus takes all necessary and appropriate steps to assure that all Outstanding Options have been issued in compliance with applicable Legal Requirements and to take and complete all appropriate corrective measures to the satisfaction of Kennecott with respect to any Outstanding Options that have not been issued in compliance therewith; and

(b) Pegasus shall not grant any options (or commit to grant any options) to purchase shares in Pegasus except under the Existing Plans, it being understood that such options shall be granted or committed solely (i) in connection with recruitment of new employees to Pegasus and (ii) if such options have an exercise price equal to the fair market value of each share of the Common Stock for which such options are exercisable as of the date of the grant.

7.	CONDITIONS PRECEDENT TO KENNECOTT’S AND KAF’S OBLIGATIONS

The obligation of Kennecott and KAF to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Kennecott and KAF) of the following conditions as of the Closing Date:

7.1 Representations and Warranties. The representations and warranties of Pegasus and KFx contained in this Agreement shall be (i) in the case of representations and warranties qualified by materiality or material adverse effect or the like, true and correct on and as of the Closing Date, and (ii) in the case of representations and warranties not qualified by materiality or material adverse effect or the like, true and correct in all material respects as of the Closing Date.

7.2 Execution of Agreement and Transaction Agreements. Each of KFx, K-Fuel, Pegasus, and the Radl Group shall have executed and delivered each of the other Transaction Agreements to which it is a party.

7.3 Amended and Restated Articles of Incorporation. Pegasus shall have filed the Amended and Restated Articles of Incorporation with the Secretary of State of the State of South Dakota.

7.4 Amended and Restated Bylaws. Pegasus shall have filed the Amended and Restated Bylaws with the books and records of Pegasus.

7.5 No Material Adverse Change. From the date hereof through the Closing Date, there shall have been no material adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities, customer, supplier or employee relations or business prospects of Pegasus and, there shall not be any Order of any nature issued by a Governmental Body directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or declaring unlawful any material aspect of the transactions contemplated hereby.

7.6 Consents, Permits, Waivers and Approvals. Any Consents or shareholder approval that may be required for the transactions contemplated hereunder under any Pegasus Contract or applicable law shall have been obtained.

7.7 KFx Waiver. The KFx Waiver in a form reasonably satisfactory to the Parties hereto shall have been executed and delivered by KFx and Pegasus.

7.8 Pavilion Waiver. The Pavilion Waiver in a form reasonably satisfactory to the Parties hereto shall have been executed and delivered by Pavilion Technologies, Inc. and Pegasus.

7.9 Radl Group Contribution Acknowledgement Agreements. Each member of the Radl Group shall produce an original contribution agreement evidencing his or her contribution of the Neusight software, and any related source code and object code and other intellectual property rights related thereto, to Pegasus or its predecessors, or execute and deliver a Contribution Acknowledgement Agreement in a form reasonably satisfactory to the Parties hereto.

7.10 Waivers of Right of First Refusal. Each member of the Radl Group shall have executed and delivered a waiver of his or her right of first refusal on KFx’s transfer of its Pegasus Shares to Kennecott.

7.11 Service Mark Assignments. KFx shall have irrevocably assigned all of its right, title and interest in the service marks, “Net Power Solutions” (Registration No. 2,382,257) and “Energy Solutions for the Environment” (Serial No. 75/632,167) to Pegasus without any further consideration.

7.12 Termination Agreement. That certain Administrative Services Agreement, dated March 23, 1998, by and between KFx and Pegasus Technologies, Ltd. shall have been terminated and all amounts payable under such agreement paid or discharged.

7.13 Post-Closing Services Agreement. All amounts payable by KFx to Pegasus for administrative services performed by Pegasus prior to the Closing Date shall have been fully paid to Pegasus, and Pegasus and KFx shall have entered into a written agreement for any administrative services to be provided by Pegasus to KFx following the Closing Date, in a form reasonably acceptable to Kennecott.

7.14 Director Resignations. All of the members of the board of directors of Pegasus who were not designated by Kennecott or by KFx pursuant to the Debt Modification Agreement and the Amended and Restated Stockholders Agreement shall have tendered a written resignation.

7.15 All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by Pegasus and KFx in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Kennecott and its counsel, and Kennecott and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

7.16 Corporate Documents. Kennecott and its counsel shall have received copies of the following documents:

(a) (i) the Articles of Incorporation of Pegasus, certified as of a recent date by the Secretary of State of their state of incorporation, and (ii) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of Pegasus.

(b) a certificate of the Secretary or an Assistant Secretary of Pegasus, dated the Closing Date and certifying: (i) that attached thereto is a true and complete copy of the Bylaws of Pegasus, as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Pegasus, authorizing the execution, delivery and performance of the Pegasus Transaction Agreements, and transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (iii) that the Articles of Incorporation of Pegasus, have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (a)(ii) above; and (iv) to the incumbency and specimen signature of each officer of Pegasus, executing the Pegasus Transaction Agreements, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Pegasus, as to the incumbency and signature of the officer signing the certificate referred to in this clause (b); and

(c) such additional supporting documents and other information with respect to the operations and affairs of Pegasus as Kennecott or its counsel reasonably may request.

7.17 Election of Directors. The number of directors constituting the entire Board of Directors of Pegasus shall have been fixed at ten (10) and Kennecott’s eight (8) designees shall have been elected as directors and shall hold such position as of the Closing Date, pursuant to the Amended and Restated Stockholders Agreement.

7.18 Release of Lien. KFx shall have released any and all liens held by it or for its benefit on any Proprietary Asset owned or used by Pegasus.

7.19 Compliance Certificate. Pegasus and KFx each shall have delivered to Kennecott a certificate, executed by the Presidents of KFx and Pegasus, respectively, dated as of the Closing Date certifying that each of the conditions set forth in this Article 7 has been satisfied in all material respects.

7.20 Kennecott License Agreement. The Kennecott License Agreement, including all rights and obligations thereunder, shall have been terminated in full.

7.21 Delivery of Legal Opinion. Kennecott shall have received the legal opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to KFx and Pegasus, in a form reasonably acceptable to Kennecott. Kennecott shall have received the legal opinion of Mandel, Lipton and Stevenson Limited, counsel to Pegasus, which shall include, without limitation, certain intellectual property matters, in a form reasonably acceptable to Kennecott.

8.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PEGASUS AND KFX

The obligation of Pegasus and KFx to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by each of Pegasus and KFx) of the following conditions as of the Closing Date:

8.1 Representations and Warranties. The representations and warranties of Kennecott and KAF contained in this Agreement shall be (i) in the case of representations and warranties qualified by materiality or material adverse effect or the like, true and correct on and as of the Closing Date, and (ii) in the case of representations and warranties not qualified by materiality or material adverse effect or the like, true and correct in all material respect as of the Closing Date.

8.2 Execution of Agreement and Transaction Agreements. Each of Kennecott, KAF, Rio Tinto, and the Radl Group shall have executed and delivered each of the other Transaction Agreements to which it is a party.

8.3 Corporate Documents. KFx and its counsel and Pegasus and its counsel shall have received copies of the following documents:

(a) (i) the Certificate of Incorporation of each of Kennecott and KAF, certified as of a recent date by the Secretary of State of Delaware, and (ii) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of Kennecott and KAF.

(b) a certificate of the Secretary or an Assistant Secretary of each of Kennecott and KAF, dated the Closing Date and certifying: (i) that attached thereto is a true and complete copy of the Bylaws of Kennecott and KAF, as applicable, as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Kennecott and KAF, as applicable, authorizing the execution, delivery and performance of the Kennecott Transaction Agreements and KAF Transaction Agreements, as applicable, and transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (iii) that the Certificate of Incorporation of each of Kennecott and KAF, as applicable, has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (a)(ii) above; and (iv) to the incumbency and specimen signature of each officer of Kennecott or KAF, as applicable, executing the Kennecott Transaction Agreements and KAF Transaction Agreements, as applicable, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Kennecott and KAF, as applicable, as to the incumbency and signature of the officer signing the certificate referred to in this clause (b).

8.4 Election of Directors. The number of directors constituting the entire Board of Directors of Pegasus shall have been fixed at ten (10) and KFx’s one (1) designee shall have been elected as a director and shall hold such position as of the Closing Date, pursuant to the Debt Modification Agreement.

8.5 Resignation of Member Representatives. All Member Representatives and Alternates of KAF shall have tendered a written resignation.

8.6 Compliance Certificate. Kennecott and KAF shall have delivered to KFx and Pegasus a certificate, executed by the President or a Vice President of Kennecott and KAF, as applicable, dated as of the Closing Date certifying that the conditions of Article 8 have been satisfied in all material respects.

8.7 Delivery of Legal Opinion. KFx and Pegasus shall have received the legal opinion of Davis Graham & Stubbs LLP, counsel to Kennecott and KAF, in a form reasonably acceptable to KFx.

9.	INDEMNIFICATION, ETC.

9.1 Survival of Representations and Covenants.

(a) All representations, warranties, covenants and obligations of the Parties shall survive and continue for two years, provided however that the representations and warranties of Pegasus and KFx in Sections 4.9, 4.16, 4.19, 4.24, and 4.28 shall survive and continue for the statute of limitations applicable to them.

(b) The representations, warranties, covenants and obligations of the respective Parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Parties or any of their Representatives.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty, or an exception to a representation and warranty, made by Pegasus and KFx in this Agreement.

9.2 Indemnification by KFx.

(a) KFx shall indemnify, defend and hold harmless Kennecott and each of its officers, directors, employees, agents and Representatives (collectively, the “Kennecott Indemnitees” and individually each a “Kennecott Indemnitee”) from and against, and shall compensate and reimburse each of the Kennecott Indemnitees for, any Damages which are suffered or incurred by any of the Kennecott Indemnitees or to which any of the Kennecott Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any breach of any representation or warranty made by Pegasus or KFx in this Agreement;

(ii) any breach of any covenant or obligation of Pegasus or KFx which, in the case of Pegasus, occurred prior to Closing;

(iii) any Liability arising from, or increased license fee, related to Pegasus’ past or current use through the Closing Date of the CAD/Chem and Process Advisor (and derivatives thereof, specifically five algorithms embodied in Computer Associates, Inc.’s Neugents and five algorithms alleged by Computer Associates, Inc. to be embodied in Computer Associates, Inc.’s Unicenter) technology of Computer Associates, Inc. and/or AI WARE, Inc.; or

(iv) any Proceeding relating to any breach, or Liability or matter of the type referred to in any of the clauses listed above (including any Proceeding commenced by any Kennecott Indemnitee for the purpose of enforcing any of its rights under this Article 9).

(b) Notwithstanding the other provisions of this Article 9, in no event shall KFx be required to indemnify Kennecott for Damages until the aggregate amount of such Damages sustained by Kennecott exceeds $50,000, at which point KFx shall be liable for all Damages sustained by the Kennecott Indemnitees.

9.3 Indemnification by Kennecott.

(a) Kennecott shall indemnify, defend and hold harmless KFx and Pegasus and each of their respective officers, directors, employees, agents and Representatives (collectively, the “KFx Indemnitees,” or “Pegasus Indemnitees” and individually each an “KFx Indemnitee” or “Pegasus Indemnitee,” as the case may be) from and against, and shall compensate and reimburse each of the KFx or Pegasus Indemnitees for, any Damages which are suffered or incurred by any of the KFx or Pegasus Indemnitees or to which any of the KFx or

Pegasus Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any breach of any representation or warranty made by Kennecott or KAF to KFx or Pegasus, as applicable, in this Agreement;

(ii) any breach of any covenant or obligation of Kennecott or KAF; or

(iii) any Proceeding relating to any breach, or Liability or matter of the type referred to in any of the clauses listed above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 9).

(b) Notwithstanding the other provisions of this Article 9, in no event shall Kennecott be required to indemnify KFx for Damages until the aggregate amount of such Damages sustained by KFx exceeds $50,000, at which point Kennecott shall be liable for all Damages sustained by the KFx Indemnitees.

9.4 Limitations.

(a) Under no circumstances shall any Party shall be liable hereunder for any consequential, enhanced, punitive, exemplary or special damages or the like.

(b) The aggregate liability of KFx, K-Fuel and Pegasus to Kennecott and KAF under this Agreement, including without limitation with respect to any obligation to indemnify any Kennecott Indemnitee or any other Liability, Damage, claim, cause of action, or other liability whatsoever, shall not exceed $8,000,000.00.

(c) The aggregate liability of KAF and Kennecott to KFx and K-Fuel under this Agreement, including without limitation with respect to any obligation to indemnify any KFx Indemnitee or any other Liability, Damage, claim, cause of action, or other liabiilty whatsoever, shall not exceed $8,000,000.00.

(d) The fact that the liability has not been finally determined shall not cause the right to indemnification for such damages under Section 9.2 or Section 9.3 to be lost because of the lapse of the time periods set forth herein.

(e) Notwithstanding anything to the contrary in this Agreement (except for Section 10.13), each Party shall bear the Tax consequences to such Party resulting from the transactions contemplated by the Transaction Agreements.

9.5 No Contribution. KFx irrevocably waives, and acknowledges and agrees that it shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against Pegasus in connection with any indemnification obligation under this Agreement. Kennecott waives, and acknowledges and agrees that it shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against K-Fuel in connection with any indemnification obligation under this Agreement.

9.6 Indemnification Procedures.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other Party to this Agreement (the “Indemnifying Party”) under Section 9.2 or 9.3, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay. Any Indemnifying Party will have the right to defend the Indemnified Party against the third party claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the third party claim that the Indemnifying Party will undertake the defense of such claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the third party claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may participate in the defense of such claim with co-counsel of its choice; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and one appropriate local counsel) for all Indemnified Parties. If, within such 30-day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party will remain responsible for the Liability the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim to the fullest extent provided herein, provided, however, that the Indemnified Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter without the consent of the Indemnifying Party, which consent may not be unreasonably withheld.

(b) If an Indemnified Party’s notice of indemnification does not relate to a claim or the commencement of an action or proceeding by a third party, the Indemnifying Party shall have thirty (30) days after receipt of such notice to object to the subject matter and the amount of the claim for indemnification set forth in such notice by delivering written notice thereof to the Indemnified Party. If the Indemnifying Party sends notice to the Indemnified Party objecting to the matters set forth in such notice of indemnification, the parties shall use their commercially reasonable efforts to settle such claim for indemnification. If the Parties are unable to settle such dispute within sixty (60) days of the date of the notice thereof, then the Indemnified Party shall seek resolution of the dispute by initiating litigation in any jurisdiction in which litigation arising under this Agreement may be commenced by the parties hereto.

(c) The Parties hereby agree that, subject to the next sentence, the foregoing provisions of this Article 9 shall be the sole and exclusive means of recovery of a Party hereto or any other Person entitled to indemnification under this Article 9. Notwithstanding the foregoing, but subject to Section 9.4, nothing herein shall preclude or be deemed to preclude any Party hereto from pursuing any damage claim based on fraud, provided that no Party shall be entitled to seek rescission based on any fraud claim asserted hereunder.

10.	MISCELLANEOUS

10.1 Further Assurances. Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby and by the Transaction Agreements as soon as reasonably practicable. Each of the Parties agrees that it will from time to time on or after the Closing promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any of the other Parties. Without limiting the generality of the foregoing, the Parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local, and other Tax returns and Tax elections with respect to Pegasus.

10.2 Governing Law.

(a) This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to its conflicts of law principles.

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the City and County of Denver, Colorado. Each Party to this Agreement:

(i) expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the County of Denver, Colorado (and each appellate court located in the State of Colorado) in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii) agrees that each state and federal court located in the City and County of Denver, Colorado shall be deemed to be a convenient forum; and

(iii) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the City and County of Denver, Colorado, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Each Party agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in the County of Denver, Colorado and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or Colorado or any other jurisdiction.

(d) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THIS WAIVER BEING A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.

10.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto.

10.4 Entire Agreement. This Agreement, the Exhibits, the Schedules and the other documents expressly delivered pursuant hereto, including the Transaction Agreements, supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby and constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

10.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.6 Amendment. This Agreement may be amended or modified only upon the mutual, prior written Consent of each Party.

10.7 Waiver. A provision of this Agreement may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be construed to be a waiver of any other condition or of any other breach of the same or any other term, covenant, representation or warranty.

10.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (c) two days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Parties hereto at the respective addresses set forth below, or as notified by such Party from time to time at least 10 days prior to the effectiveness of such notice:

if to Pegasus:	Pegasus Technologies, Inc.
5970 Heisley Road, Suite 300
Mentor, Ohio 44060
Attention: Chief Financial Officer
Telephone: (440) 357-7794
Facsimile: (440) 357-1119

with a copy to:	Andrés J. Gallegos, Esq.
Mandel, Lipton and Stevenson, Limited
203 North LaSalle, Suite 2210
Chicago, Illinois 60601
Telephone Number: (312) 236-7080
Facsimile Number: (312) 236-0781

and with copies to:	KFx Inc.
55 Madison, Suite 745
Denver, Colorado 80206
Attention: Chairman
Telephone: (303) 293-2992
Facsimile: (303) 293-8430

and a copy to:	Leslie J. Goldman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Telephone: (202) 371-7700
Facsimile: (202) 393-5760

if to KFx:	KFx Inc.
55 Madison, Suite 745
Denver, Colorado 80206
Attention: Chairman
Telephone: (303) 293-2992
Facsimile: (303) 293-8430

with a copy to:	Leslie J. Goldman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Telephone: (202) 371-7700
Facsimile: (202) 393-5760

if to Kennecott or KAF:	Kennecott Energy Company
505 South Gillette
P.O. Box 3009
Gillette, Wyoming 82717-3009
Attention: Vice President & Chief Legal Officer
Telephone: (307) 687-6048
Facsimile: (307) 687-6059

with a copy to:	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attention: Christopher L. Richardson
Telephone: (303) 892-9400
Facsimile: (303) 893-1379

10.9 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement (or any counterpart hereof) may be delivered by a Party by facsimile, which facsimile delivery shall be effective as if the original counterpart had been delivered.

10.10 Expenses. Except as otherwise provided in Section 10.13, each Party will pay its own expenses incurred in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

10.11 Interpretation.

(a) The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

(b) Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement and the other Transaction Agreements, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement and the other Transaction Agreements.

(c) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns, but only if such successors and assigns are not prohibited by this Agreement;

(iii) reference to any gender includes the other gender and the neuter;

(iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(vii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(viii) the exhibits and attachments to the Disclosure Schedule form an integral part of the Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully therein;

(ix) all references (other than references to Sections of the Code or any other statute) and subsections shall be deemed to be references to Articles, Sections and subsections of this Agreement unless the context shall otherwise require. References in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references in this Agreement to any Section shall include all subsections and paragraphs in such Section; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

10.12 No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.13 Transfer Taxes. Each Party to this Agreement (i) represents to the other Parties that, to its Knowledge as of the date hereof, there are no Transfer Taxes that are applicable to this Transaction and (ii) acknowledges that neither Party has investigated or has any duty to investigate whether any Transfer Taxes are applicable to this Transaction. All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements shall be borne 50% by Kennecott and 50% by KFx. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use its reasonable efforts to provide such Tax Returns to the other Party at least ten (10) days prior to the due date for such Tax Returns.

* * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

PEGASUS TECHNOLOGIES, INC.

By:	/s/ Patrick S. Flaherty

Name:	Patrick S. Flaherty
Title:	VP Finance, CFO & Secretary

KFx INC.

By:	/s/ Theodore Venners

Name:	Theodore Venners
Title:	Chairman & CEO

KENNECOTT ENERGY COMPANY

By:	/s/ Kelly A. Cosgrove

Name:	Kelly A. Cosgrove
Title:	Vice President, Marketing & Sales

KENNECOTT ALTERNATIVE FUELS INC.

By:	/s/ Kelly A. Cosgrove

Name:	Kelly A. Cosgrove
Title:	Vice President, Marketing & Sales

K-FUEL, L.L.C.

By:	KFx Inc., its manager

By:	/s/ Theodore Venners

Name:	Theodore Venners
Title:	Chairman & CEO